AGREEMENT made as of this 26th day of February, 1998, by and between News Communications., a New York corporation with offices at 174-15 Horace Harding Expressway, Fresh Meadows, New York ("Seller") and Magazine Holding, Inc., a Delaware corporation with offices at Suite 1905, 630 Fifth Avenue, New York, New York ("Purchaser").

      WHEREAS, Seller owns 90% of the issued and outstanding voting common stock of Manhattan File Publishing Corp. ("Manhattan File") and Purchaser owns 10% of the issued and outstanding common shares of Manhattan File; and

      WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to acquire 80% of the issued and outstanding voting common stock of Manhattan File ("Seller's Stock") from Seller.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. Closing

            Simultaneously with the execution hereof Seller shall convey to Purchaser and Purchaser shall acquire Seller's Stock represented by a stock certificate or certificates delivered at 1251 Avenue of the Americas, New York, New York, representing Seller's Stock free and clear of all liens and encumbrances, and Purchaser shall deliver in exchange therefore a check in the amount of $100 payable to Seller. Seller shall simultaneously deliver to Purchaser the Manhattan File minute book, stock book and ledger, and seal.

      2. Affirmative Covenants of Seller

            Seller covenants and agrees that:


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      (a) All withholding taxes, i.e., Federal, State, City, Social Security, as well as Medicare and Disability obligations, of Manhattan File, have been paid to the date hereof or appropriate provision has been made for payment thereof when due and will be paid by Seller.

      (b) All employees of Manhattan File have been terminated as of the closing.

      (c) All utility, telephone and lease obligations relating to the business and leased office space of Manhattan File have been made or provision for their payment has been made through February 28, 1998 and will be paid by Seller.

      (d) All commercial rent tax due under (c) above has been paid.

      (e) Seller shall execute and deliver to Purchaser all necessary instruments and documents required to transfer ownership and control of the business of Manhattan File to Purchaser as provided herein, including the delivery of a letter to Chase Manhattan Bank changing the signatories on the Manhattan File Bank account.

      3. Seller's Representations and Warranties.

            Seller represents and warrants to Purchaser as follows:

      (a) To the best of Seller's knowledge, there is no outstanding litigation pending or, to Seller's knowledge, threatened against Manhattan File except as related to the collection of receivables.

      (b) To the best of Seller's knowledge, the payables have been properly set forth in all respects on Appendix B and Seller knows of no other payables contingent or otherwise.


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      4. Receivables and Payables.

            Purchaser agrees to use its best efforts to collect all outstanding receivables totaling as of February 18, 1998, an aggregate of $550,000 as set forth on Appendix A. Reasonable costs incurred in collection efforts may be charged by Purchaser. Seller agrees that Purchaser may apply any proceeds received from the collection of receivables toward the payment of outstanding payables which on February 18, 1998 totaled an aggregate of $300,000 as detailed in Appendix B. Seller agrees that any amounts received as a result of litigation currently pending to collect various of the receivables shall be applied, after the payment of applicable reasonable attorney's fees, towards the payment of payables.

      5. Indenture

            Purchaser herewith grants Seller a lien and indenture with respect to any amount of receivables hereinafter collected by Purchaser to the extent such receivables may exceed by any amount the outstanding payables, and Purchaser herewith grants to Seller a lien and preferred right of indenture with respect to any such excess collected receivables. Purchaser shall promptly pay over to Seller any such excess collected receivables. Upon Seller's request, Purchaser shall provide Seller with a monthly report of the status of the collection of outstanding receivables.

      6. Mutual Covenants

            The parties agree to cooperate with one another in good faith in order to effectuate a harmonious and positive transition of ownership in all of their dealings with media, personnel, financial institutions, etc.


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      7. Governing Law: Disputes

            This Agreement shall be governed by the laws of the State of New York. In the event of any dispute arising out of this Agreement, the parties agree to submit such dispute for resolution to arbitration before the American Arbitration Association in New York City and each party will bear its respective costs thereof.

      8. No Obligations

            Except as otherwise provided in this Agreement, Seller shall have no further obligations to Purchaser or Manhattan File with respect to any liabilities or obligations of Manhattan File.

      9. The Agreement dated as of January 12, 1993 between News Communications and Cristina Greeven is herewith cancelled and made null and void in all respects, and neither party hereto shall have any obligation to the other thereunder.

      10. Buyer shall obtain prior approval from Seller in the event of a sale of any shares of Manhattan File to a publisher operating in the Hamptons.

      11. Buyer acknowledges that Seller produces publications in New York City and in the Hamptons and will continue to do so and will not be limited in the scope of its activities except that Seller will not use the trademark or name Manhattan File.

      12. To the extent that Seller has any records or documents on the Manhattan File premises and will afford Seller reasonable opportunity to retrieve these within one month from the date hereof.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective names as of the day and year first above written.


Attest:                                         NEWS COMMUNICATIONS, INC.


___________________                             /s/ Wilbur L. Ross, Jr.
                                                ----------------------------
                                                Chief Executive Officer


Attest:                                         MAGAZINE HOLDINGS, INC.


___________________                             By:  Cristina Greeven
                                                ----------------------------
                                                      President
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